Mr. Philip L. Engel
CNA Financial Corporation
333 S. Wabash Avenue
Chicago, IL  60685

Dear Phil:

         You and CNA Financial Corporation (the "Company") entered into an employment agreement dated December 31, 1995 (the "Agreement"). The third paragraph of Paragraph Eighth of the Agreement (the "Non-Renewal Provisions") specifies the terms that will apply if the Agreement is not extended or renewed at the end of its term on December 31, 1998. Because the Agreement was not extended or renewed, and your employment is continuing in 1999, the provisions of Paragraph Seventh and the provisions of the first and second paragraphs of Paragraph Eighth of the Agreement do not apply, and the Non-Renewal Provisions will apply. Your employment with the Company in 1999 will be subject to the following items (1) through (5):

     1. Period of Employment. Under the Non-Renewal Provisions of the Agreement, your employment with the Company is to automatically terminate on March 31, 1999 if the Agreement is not renewed by that date. You and the Company have agreed that the automatic termination date will be deferred until September 30, 1999, and this letter confirms that the Agreement is amended by substituting the date "September 30, 1999" for the date "March 31, 1999" in each place the latter date appears in the Non-Renewal Provisions.

     2. Coverage under Plans. By letter dated January 19, 1999 (the "Prior Letter"), we confirmed the understanding and agreement of you and of the Company that, during the portion of 1999 while you are employed by the Company, the terms of the Agreement that governed your benefits and perquisites prior to 1999 will continue to apply. For purposes of determining your right to benefits and perquisites (including, without limitation, benefits under the CNA Employees' Retirement Benefit Equalization Plan and the CNA Employees' Supplemental Savings
Plan), the annual rate of combined salary and bonus deemed to be payable to you while you are employed by the Company during 1999 will be the sum of your salary (as provided in item (3) of this letter) and bonus (as provided in item (5) of this letter) for 1999. Further, matching contributions credited to your account under the CNA Employees' Supplemental Savings Plan (including those credited by reason of the preceding sentence) will be included in determining your benefits under the CNA Employees' Retirement Benefit Equalization Plan. For the avoidance of doubt, it is recited here that the amounts payable to you under items 3, 4, and 5 below are pensionable.

     3. Salary Rate. Notwithstanding the Non-Renewal Provisions of the Agreement and the provisions of the Prior Letter, your salary will be at the rate of $800,000 per year for the period beginning January 1, 1999 and continuing until your termination of employment with the Company. Beginning February 19, 1999, your salary payments will reflect the rate of $800,000 per year. However, because the $800,000 annual salary rate is less than the rate specified in the Prior Letter, you have been paid until February 5, 1999 salary in excess of the amount due to you under this letter. The salary payments in excess of the $800,000 annual salary rate made between January 1, 1999 and February 5, 1999 (the "Excess Salary") will be repaid to the Company by making substantially equal reductions to the salary payments otherwise due you under this letter for the period beginning February 19, 1999 and ending September 30, 1999. If such amounts are insufficient to fully repay the Excess Salary, any remaining unrepaid Excess Salary will be repaid to the Company by an offset against and reduction of amounts otherwise due to you from the Company.

     4. 1998 Bonus. You will be paid $300,000 in settlement of your award under the Company's Incentive Compensation Plan for 1998, which payment has been approved by the Incentive Compensation Committee of the Company's board of directors (the "Committee"), with such amount to be paid at the time specified in the plan (which is expected to be on or about March 8, 1999); provided that payment of any such amount will be subject to any applicable deferral elections made by you. You have agreed that such payment is in full and final settlement and satisfaction of all rights you have to receive payments under the Company's Incentive Compensation Plan for fiscal year 1998.

     5. 1999 Bonus. You will be entitled to a bonus award for calendar year 1999, in an amount equal to the lesser of $600,000 or 0.3% of the Net Income of the Company and its subsidiaries (as defined below) for 1999, subject to a pro rata reduction to reflect the portion of 1999 following your date of termination with the Company. The bonus award described in this paragraph shall be payable in a cash lump sum as soon as practicable after the end of 1999, and shall be made after the Committee determines the amount to which you are entitled. You will not be entitled to any bonus award under this paragraph if your employment with the Company terminates prior to September 30, 1999 for Cause (as defined in the Agreement) or your voluntary resignation. However, if your employment with the Company terminates prior to September 30, 1999 for any other reason, the bonus award described in this paragraph shall be $600,000 (regardless of the Net Income), subject to a pro rata reduction to reflect the portion of 1999 following your date of termination with the Company, and shall be payable as soon as practicable (but not more than 30 days) after your termination of employment.

     You will be entitled to an additional bonus award for calendar year 1999, in an amount equal to the lesser of $300,000 or 0.3% of the Net Income of the Company and its subsidiaries for 1999. The bonus award described in this paragraph shall be payable in a cash lump sum as soon as practicable after the end of 1999, and shall be made after the Committee determines the amount to which you are entitled. However, if your employment with the Company terminates prior to September 30, 1999 for any reason, the bonus award described in this paragraph shall be $300,000 (regardless of the Net Income), and shall be payable as soon as practicable (but not more than 30 days) after your termination of employment. For the avoidance of doubt, it is recited that the bonus amounts described in this paragraph and the preceding paragraph are to be determined in accordance with the applicable terms of the respective paragraph without any discretionary adjustment.

     For purposes of determining the bonus under this item 5, the term "Net Income" of the Company and its subsidiaries for 1999 shall mean the after tax Net Income of the Company and all of its subsidiaries for 1999 as reflected on the companies' audited consolidated financial statements for such year as filed with the Security and Exchange Commission less an amount equal to the "Net Realized Investment Gains" included in Net Income as reported in the audited consolidated financial statements, but increased by an amount equal to the "Net Realized Investment Losses" included in Net Income as reported in the audited financial statements. The foregoing notwithstanding, (I) the Net Income for 1999 shall be determined without taking into account any entry intended to reflect the cumulative effect in prior periods of any change in accounting principles used in preparing current period financial statements, and (II) the amount of Net Income for 1999 shall be determined without including any adjustments provided by SOP 97-3 (i.e., as though SOP 97-3 were inapplicable to any aspect of such determination).

     If this letter reflects your understanding of the terms of your employment with the Company, please indicate your agreement by signing and returning a copy of this letter to the undersigned.

                                           Very truly yours,
                                           CNA Financial Corporation


                                           By: S/JONATHON KANTOR
                                           -----------------------------------
                                           Its: Senior Vice President, General
                                                Counsel and Secretary

Accepted and agreed to this 17th day of February, 1999.
S/PHILIP L. ENGEL
------------------------------
         Philip L. Engel